EXHIBIT 23.1

Consent of Deloitte & Touche LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2010, relating to the financial statements and financial statement schedule of North American Galvanizing & Coatings, Inc., and the effectiveness of North American Galvanizing & Coatings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of North American Galvanizing & Coatings, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
February 24, 2010